Exhibit 23.2

CONSENT

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “Bear Project Mineral Resource Technical Report Summary – Prepared in Accordance with S-K 1300”, dated effective October 31, 2026 (the “TRS”), that we prepared, included or incorporated by reference in:

(i)	the Form 10-Q dated November 9, 2026 (the “10-Q”) of Lion Copper Corp. (the “Company”) being filed with the United States Securities and Exchange Commission; and

(ii)	in the Company’s Form S-8 Registration Statement (File No. 333-299306), and any amendments or supplements thereto.

We further consent to the filing of the TRS as exhibit 96.1 to the 10-Q.

SAMUEL ENGINEERING INC.

Per:
Name:
Title:
Dated:	Nov 8, 2026